Exhibit 10.14

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into by and between Kratos Government Solutions, Inc., a Delaware corporation (the “Company”) and Richard Selvaggio, an individual (“Executive”), effective as of August 4, 2010 (“Effective Date”).  For purposes of this Agreement, the defined term “Company” is intended to include Madison Research Corporation (“MRC”).  Certain terms used in this Agreement denoted by initial capital letters are defined in Section 17.

RECITALS

A.            Executive currently serves as Division President, Weapons Systems Solutions Division (“WSS”), and an officer of the Company and in such capacities has obtained extensive and valuable knowledge and confidential information concerning the Company’s and WSS’ business and confidential customer relationships.

B.            On terms more particularly set forth herein, the Company and Executive wish to extend Executive’s term of employment and clarify certain other terms of Executive’s employment with Company.

NOW, THEREFORE, in the consideration of the mutual covenants and agreements set forth herein, the Company and Executive, intending to be legally bound, hereby agree as follows:

AGREEMENT

1.     Employment.  The Company shall employ Executive as Division President of WSS (the “Position”), and Executive accepts such employment and agrees to perform services for the Company, for the period and upon the other terms and conditions set forth in this Agreement.

2.     Term. The term of Executive’s employment hereunder shall be for a period commencing on the Effective Date and ending on December 31, 2013 (the “Term”), subject to earlier termination as hereinafter specified.  Upon expiration of the Term, the terms contained in this Agreement shall expire and Executive’s employment will be in the nature of employment-at-will, unless otherwise agreed by the parties.

3.     Position and Duties.  During the term of this Agreement, Executive shall perform all duties and functions customarily performed by the Position of a business of the size and nature similar to that of the Company, and such other related employment duties as the President of the Company or his designee (the “Company President”) shall reasonably assign to him from time to time.  Executive shall perform his duties principally at the executive offices of MRC, with such travel to such other locations from time to time as the Company President may reasonably require.  Except as may otherwise be approved in advance by the Company President, and except during vacation periods and reasonable periods of absence due to sickness, personal injury or other disability, Executive shall devote his full working time to the services required of him hereunder.  Executive shall use his reasonable best efforts, judgment and energy to improve and advance the business and interest of the Company and its subsidiaries, if applicable, in a manner consistent with the duties of his position and with the Company’s Code of Legal and Ethical Conduct.  Executive hereby confirms that he is under no contractual commitments inconsistent with his obligations set forth in this Agreement, and that during his employment, he will not render or perform services, or enter into any contract to do so, for any other corporation, firm, entity or person which are inconsistent with the provisions of this Agreement.

4.     Compensation.

4.1          Base Salary.  As compensation for all services to be rendered by Executive under this Agreement, the Company shall pay to Executive a base annual salary of Two Hundred Forty Thousand Dollars ($240,000.00) (the “Base Salary”), which shall be paid on a regular basis in accordance with the Company’s customary payroll procedures and policies.  Executive will be eligible for annual increases to the Base Salary in accordance with the Company’s then current compensation policies.

4.2          Restricted Stock Units.  Executive will be eligible for further grants of RSUs on an annual basis at the discretion of Kratos’ President and the Compensation Committee of the Board of Directors.

4.3          Incentive Compensation. In addition to the Base Salary, and as incentive compensation for services rendered hereunder, Executive may, at the sole and absolute discretion of the Company, be entitled to receive additional annual compensation of up to sixty percent (60%) of the Base Salary (“Incentive Compensation”).

4.4          Participation in Benefit Plans.  Executive and eligible family members shall be included to the extent eligible thereunder in any and all plans of the Company providing general benefits for the Company’s employees, including, but not limited to, any group life insurance, hospitalization, disability, paid time off, medical, dental, pension, profit sharing, savings and stock bonus plans.  Executive’s participation in any such plan or program shall be subject to the provisions, rules, and regulations applicable thereto.  Nothing in this Agreement shall impose on the Company any affirmative obligation to establish any benefit plan.  The Company reserves the right to prospectively terminate or change benefit plans and programs it offers to its employees at any time, provided, however, that the Company will not reduce or discontinue Executive’s benefits in place on the date hereof unless such reduction or discontinuance is applied proportionately to all other employees of the Company.

4.5          Expenses.  In accordance with the Company’s policies established from time to time, the Company will promptly pay or reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by him in the performance of his duties under this Agreement, subject to the presentment of appropriate receipts or expense reports in connection with the Company’s policies and procedures. The following provisions shall be in effect for any reimbursements (and in-kind benefits) to which the Executive otherwise becomes under this Agreement, in order to assure that such reimbursements (and benefits) do not create a deferred compensation arrangement subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Code”):

4.5.1       The amount of reimbursements (or in-kind benefits) to which Executive may become entitled in any one calendar year shall  not affect the amount of expenses eligible for reimbursement (or in-kind benefits) hereunder in any other  calendar year.

4.5.2       Each reimbursement to which Executive becomes entitled shall be made by the Company as soon as administratively practicable following the Executive’s submission of the supporting documentation, but in no event later than the close of business of the calendar year following the calendar year in which the reimbursable expense is incurred.

4.5.3       Executive’s right to reimbursement (or in-kind benefits) cannot be liquidated or exchanged for any other benefit or payment.

4.6          Taxes.  The Company may withhold from any benefits payable (including any Severance Payment, as defined below) under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

5.     Annual Leave.  Executive shall earn paid time off and shall maintain paid time off balances in accordance with the Company’s standard policies.

6.     Compensation upon Termination.  Executive shall be entitled to the following payments, if any, upon the termination of his employment by the Company.

6.1          Misconduct or Cause.  In the event Executive is terminated by the Company for Misconduct pursuant to Section 11.1, Executive shall not be entitled to any compensation other than Base Salary accrued through the date of termination, plus accrued but unused paid time off.

6.2          Resignation.  In the event Executive resigns from the Company voluntarily pursuant to Section 11.2, Executive shall be entitled to receive Executive’s Base Salary accrued through the effective date of termination, plus accrued but unused paid time off. Should Executive resign his employment upon thirty (30) days’ advance written notice, Company reserves the right to immediately relieve Executive of all job duties and provide Executive with payment of thirty (30) days Base Salary in lieu of any portion of the notice period.

6.3          Without Cause.  In the event Executive is terminated by the Company or by Executive Without Cause pursuant to Section 11.3, the Company shall pay to Executive (i) any Base Salary accrued through the date of termination, (ii) any accrued but unused paid time off; and (iii) continued payment of the Base Salary for six (6) months (the “Severance Period”).  Subsection (iii) of this Section 6.3 shall be referred to as a “Severance Payment”.  Except as otherwise provided herein, the Severance Payment shall be paid to Executive on a regular basis in accordance with the company’s regular payroll procedures and policies.

6.4          Upon Change of Control.  In the event Executive is terminated Upon a Change of Control of the Company pursuant to Section 11.4, the Company shall pay to Executive: (i) any Base Salary accrued through the date of termination, (ii) any accrued but unused paid time off; and (iii) continued payment of the Base Salary for a period of twelve (12) months. Subsection (iii) of this Section 6.4 shall be referred to as a “Severance Payment”. Except as otherwise provided herein, the Severance Payment shall be paid to Executive on a regular basis in accordance with the company’s regular payroll procedures and policies.

6.5          Disability.  If Executive becomes physically, emotionally or mentally disabled during the terms of this Agreement and such disability continues for a period of one hundred eighty (180) days, the Company may, to the extent permitted by applicable law after the expiration of such period, terminate this Agreement by giving written notice to Executive.  For purpose of this Agreement, the term “disabled” shall be defined as Executive’s inability through physical, emotional, or mental illness, to perform all of the duties which Executive is required to perform under this Agreement with or without reasonable accommodation as such terms are defined under the Americans with Disabilities Act.  In the event that the Executive is terminated pursuant to this section, the Company shall pay to Executive (i) Executive’s Base Salary through the date that he is terminated; (ii) any earned and accrued Incentive Compensation; and (iii) any accrued but unused paid time off.

6.6          Release. The receipt of the Severance Payment or other benefits pursuant to this Section 6 will be subject to Executive  signing and not revoking a release of claims agreement in a form reasonably acceptable to the Company, and such release becoming effective within forty-five (45) days of Executive’s termination. No severance or other benefits will be paid or provided until the release of claims agreement becomes effective, and any severance amounts or benefits otherwise payable between the date of Executive’s termination and the date such release becomes effective shall be paid on the effective date of such release, subject to the delay in the following paragraph. If the termination occurs after November 15, no payments shall be made until the first payroll of the following calendar year following the effectiveness of the release, subject to the delay in the following paragraph.

6.7          Six Month Delay.  Notwithstanding any inconsistent provision of this Agreement, if Executive is a “specified employee” within the meaning of Code Section 409A at the time of termination, then the portion of Executive’s Severance Payments, together with any other severance payments or benefits that, in each case, may be considered deferred compensation under Code Section 409A that would otherwise be payable within the six (6) month period following termination and exceeds the Section 409A Limit will accrue and be paid in a lump sum on the date six (6) months and one (1) day following the date of termination (or the next business day if such date is not a business day) or, if earlier, the date of death, provided Executive has complied with the requirements for such payment.  Notwithstanding anything to the contrary, no actions taken pursuant to this Section 15 shall reduce the total amount of payments and benefits owed to Executive and to be paid to Executive under this Agreement.  For purposes of this Section 15, “Section 409A Limit” will mean the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Company’s taxable year preceding Company’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) for the year in which Executive’s termination from employment occurs.

7.     Proprietary Matter; Ownership.

7.1          Except as permitted or directed by the Company or as required by law, Executive shall not during the term of his employment or at any time thereafter knowingly divulge, furnish, disclose or make accessible (other than in the ordinary course of the business of the Company) to anyone for use in any way any confidential, secret, or proprietary knowledge or information of the Company or its Affiliates that is not in the public domain (“Proprietary Matter”) which Executive has acquired or become acquainted with or will acquire or become acquainted with during his employment, whether developed by himself or by others, including, but not limited to, any trade secrets, confidential or secret designs, processes, formulae, software or computer programs, plans, devices, or material (whether or not patented or patentable, copyrighted or copyrightable) directly or indirectly useful in any aspect of the business of the Company and its Affiliates, any confidential customer, distributor or supplier lists of the Company or its Affiliates, any confidential or secret development or research work of the Company or its Affiliates, or other confidential, secret or non-public aspects of the business of the Company or its Affiliates.  Executive acknowledges that the Proprietary Matter constitutes a unique and valuable asset of the Company or its Affiliate, acquired at great time and expense by the Company or such Affiliate, and that any disclosure or other use of the Proprietary Matter other than for the sole benefit of the Company  or such Affiliate would be wrongful and could cause irreparable harm to the Company or such Affiliate.  The foregoing obligations of confidentiality, however, shall not apply to any knowledge or information which is now published or which subsequently becomes generally publicly known, other than as a direct or indirect result of the breach of this Agreement by Executive.

7.2          Executive agrees that he will fully inform and disclose to the Company from time to time all inventions, designs, improvements, enhancements, developments and discoveries which he now has, or may hereafter have, during the Term which pertain or relate to the business of the Company or to any experimental work carried on by the Company.  All such inventions, designs, improvements, enhancements, developments and discoveries shall be the exclusive property of the Company.  Executive shall reasonably assist the Company in obtaining patents on all such inventions, designs, improvements, enhancements, developments and discoveries deemed patentable by the Company and shall execute all documents (including assignments and related affidavits) and do all things reasonably necessary to obtain such patents.  This provision shall not apply to any inventions for which no equipment, supplies, facilities or trade secret information of the Company was used and which was developed on Executive’s own time without using any of the Company’s equipment, supplies, facilities or trade secret information, except for those inventions which either: (a) related at the time of conception or reduction to practice of the invention to the Company business, or actual or demonstrably anticipated research or development of the Company, or (b) result from any work performed by Executive for the Company.

8.     Ventures.  If, during the term of this Agreement, Executive is engaged in or associated with the planning or implementing of any project, program or venture directly related to the business of the Company and a third party or parties, all rights in the project, program or venture shall belong to the Company and shall constitute a corporate opportunity belonging exclusively to the Company.  Except as expressly approved in writing by the Company, Executive shall not be entitled to any interest in such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith, other than the compensation to be paid to Executive as provided in this Agreement.

9.     Noninterference With Business.

9.1          During the Restricted Period, Executive agrees not to directly or indirectly improperly contact any of the Company’s customers or prospective customers with whom the Company was engaged in discussions or proposal negotiations.  For purposes of clarity of interpretation of this section 9, improper contact or other action shall be any contact or action which would give rise to a claim under the legal theory of tortious interference with contract under the applicable statues or common law. Thus, subject to the above mentioned prohibitions against tortious interference  by the Executive, the Company acknowledges the Executive’s right to contact, solicit, and otherwise interact with current or prospective customers of Kratos in pursuit of business opportunities during the Restricted Period and thereafter.

9.2          During the Restricted Period, Executive agrees not to (a) directly or indirectly improperly contact any of the Company’s then current customers or Prospective Customers with whom the Company is then engaged in discussions or proposal negotiations for the purpose of improperly diverting or taking away business from the Company; or (b) otherwise interfere with, impair, disrupt or damage the Company’s relationship with any of its then current or Prospective Customers.

9.3          During the Restricted Period, Executive agrees not to knowingly directly or indirectly solicit, induce or attempt to induce any employee, consultant or independent contractor to terminate or breach an employment, contractual or other relationship with the Company.

10.  Non-Disparagement.  Executive expressly agrees that during his employment by the Company and for two (2) years following the termination of such employment for any reason, he will make no statement and take no actions of any kind, verbal or written, that directly or indirectly disparages the Company or the Related Parties, injures their general reputation or interferes with the Company’s operations.

11.  Termination Prior to Expiration of the Term.

11.1        Termination for Misconduct or Cause.  The Company may terminate Executive’s employment at any time for “Misconduct” or for “Cause” (each as defined in Section 17) immediately upon written notice to Executive.  Such written notice shall set forth with reasonable specificity the Company’s basis for such termination.

11.2        Resignation.  Executive’s employment shall be terminated on the earlier of the date that is thirty (30) days following the submission of Executive’s written resignation to the Company or the date such resignation is accepted by the Company.

11.3        Termination Without Cause.  The Company may terminate Executive’s employment Without Cause upon written notice to Executive.  Termination “Without Cause” shall mean termination of employment by the Company on any basis other than termination of Executive’s employment hereunder pursuant to Section 11.1.

11.4        Termination Upon Change of Control.  Termination “Upon Change of Control” shall mean the Company’s, or its legal successor’s, termination of Executive’s employment Without Cause and within six months after the closing of a transaction that causes a Change of Control, as defined in Section 17.3.

12.  Surrender of Records and Property.  Upon termination of his employment for any reason, Executive shall deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, licenses, briefings, memoranda, notes, notebooks, reports, data, tables, and calculations or copies thereof, which are the property of the Company and which relate in any way to the business, customers, products, practices or techniques of the Company, and all other property of the Company and Proprietary Matter, including, but not limited to, all documents which in whole or in part, contain any trade secrets or confidential information of the Company, which in any of these cases are in his possession or under his control.  If Executive purchases any record book, ledger, or similar item to be used for keeping records of or information regarding the business of the Company or its customers, Executive shall immediately notify the Company, which shall then immediately reimburse Executive for the expense of such purchase.

13.  Assignment.  This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party. However, the Company may, without the consent of Executive, assign its rights and obligations under this Agreement to any corporation, firm or other business entity (i) owned or controlled by the Company or to any entity which is or may own or control the Company, or (ii) with which the Company may merge into or consolidate, or (iii) to which the Company may sell or transfer all or substantially all of its assets or to which fifty percent (50%) or more of the equity investment and of the voting control is owned, directly or indirectly, by, or is under the common ownership with, the Company.

Upon such assignment by the Company, this Agreement shall be enforceable by the Executive and the Assignee respectively.  After any such assignment by the Company, the Executive and the Company shall be discharged from all further liability hereunder to each other.

14.  Injunctive Relief.  Executive agrees that it would be difficult to compensate the Company fully for damages for any violation of the provisions of this Agreement, including, without limitation, the provisions of Sections 7, 9, 10 and 12. Accordingly, Executive specifically agrees that the Company shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this Agreement. This provision with respect to injunctive relief shall not, however, diminish the right of the Company to claim and recover damages in addition to injunctive relief.

15.  Arbitration.

15.1        Claims Covered.  The parties shall resolve by arbitration all statutory, contractual and/or common law claims or controversies (“Claims”) that the Company may have against Executive, or that Executive may have against the Company or any of its officers, directors, employees or agents in their capacity as such or otherwise.  Claims subject to arbitration include (i) claims for discrimination (including but not limited to, age, disability, marital status, medical condition, national origin, race, religion, sex, sexual harassment or sexual orientation); (ii) claims for breach of any contract (express or implied); (iii) claims for any federal, state or governmental law, statute, regulation or ordinance; and (iv) tort claims (including but not limited to, negligent or intentional injury, defamation and termination of employment in violation of public policy).

15.2        Claims Not Covered.  The arbitration of Claims shall not apply to (i) claims by Executive for workers’ compensation or unemployment insurance; (ii) claims which even in the absence of these arbitration provisions could not have been litigated in court or before any administrative proceeding under applicable federal, state or local law; (iii) claims for which arbitration is prohibited under the Fiscal Year 2010 Defense Appropriations Act, and (iv) claims by the Company for injunctive and/or other equitable relief.

15.3        Procedures.  Claims shall be settled by arbitration by a single, neutral arbitrator in accordance with the employment arbitration rules then in effect of Judicial Arbitration and Mediation Services (JAMS).  The arbitrator shall determine all questions of fact and law relating to any Claim, including but not limited to, whether or not any such Claim is subject to the arbitration provisions contained herein.  The parties shall be permitted to engage in such pre-hearing discovery as the arbitrator shall permit.  The arbitrator shall issue a written arbitration decision which shall include essential findings and conclusions on which any award is based.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.  Each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case, except insofar as such fees or expenses are otherwise recoverable pursuant to a statutory claim or cause of action.  The Company shall bear the other costs of the arbitration, including the cost of any record or transcript of the arbitration, administrative fees, the fee of the arbitrator, and all other fees and costs.

15.4        Remedies; Waiver of Jury Trial.  Executive understands that Executive is waiving the right to seek remedies in court, including the right to a jury trial.  The arbitrator shall be empowered to award any relief which might have been available in a court of law or equity.

15.5        Required Notice and Statute of Limitations.  Arbitration shall be initiated by serving or mailing a written notice to the other party within the applicable statutory limitations period.  Any notice to be sent to the Company shall be delivered to the Company President.  The notice shall identify and describe the nature of all claims asserted and the facts upon which such claims are based.

16.  Miscellaneous.

16.1        Governing Law and Venue.  This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of laws provisions, and all proceedings shall be brought in the courts or arbitral forums located in Huntsville, Alabama, San Diego, California, or some other location as agreed by the parties.

16.2        Prior Agreements.  This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter, including, without limitation, the Employment Agreement entered into by and between Company and Executive dated January 1, 2009. The parties have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.

16.3        Taxes.  The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

16.4        Successors.  The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

16.5        Amendments.  No amendment or modification of this Agreement shall be deemed effective unless made in writing signed by the parties.

16.6        No Waiver.  No term or condition of this Agreement shall be deemed to have been waived nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought.  Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

16.7        Severability.  To the extent any provision of this Agreement shall be considered by a court or arbitrator to be invalid or unenforceable, the provision shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

16.8        Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all which together shall be deemed to be one and the same instrument.

16.9        Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given or received: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient upon confirmed receipt, if not, then on the next business day, (c) five (5) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the Company and Executive at their respective addresses as set forth on the signature page hereof or at such other address as the Company or Executive may designate by ten (10) days advance written notice to the other party.

17.  Definition of Terms.  The following terms referred to in this Agreement shall have the following meanings:

17.1        Affiliate.  “Affiliate” with respect to any person or entity, means a person or entity that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such person or entity.

17.2        Cause.  Termination for “Cause” means termination due to any of the following reasons: (i) Executive’s willful violation of posted policy or rules of the Company; (ii) Executive’s willful refusal to follow the lawful directions given by Executive’s direct supervisor or the President of the Company from time to time or breach of any material covenant or obligation under this Agreement or other agreement with the Company; or (iii) Executive’s breach of the duty of loyalty to the Company that causes or is reasonably likely to cause injury to the Company.

17.3        Change of Control.  “Change of Control” means, with respect to the Company’s parent company, Kratos Defense & Security Solutions, Inc. (“Kratos”): (i) the sale or exchange in a single or series of related transactions by the stockholders of more than fifty percent (50%) of the voting stock of Kratos; (ii) a merger or consolidation in which Kratos is a party; (iii) the sale, exchange, or transfer of all or substantially all of the assets of Kratos (other than a sale, exchange or transfer to one or more subsidiaries of Kratos); or (iv) a liquidation or dissolution of Kratos.

17.4        Misconduct.  “Misconduct” means:

17.4.1     Commission of a felony or an act of fraud, embezzlement or other act of gross misconduct against the Company in the performance of duties hereunder.

17.4.2     Misuse, misappropriation or disclosure of any of the Proprietary Matter, directly or indirectly, or use of it in any way, except as required or permitted in the course of Executive’s employment.

17.4.3     Knowing misappropriation, concealment, or conversion of any money or property of the Company that causes or could cause injury to the Company.

17.4.4     Reckless conduct which endangers or is reasonably likely to endanger the safety of persons or property during the course of employment or while on Company premises.

17.5        Related Parties.  “Related Parties” means each of the Company’s present and former directors, officers, employees, trustees, agents, attorneys, insurers, shareholders, representatives, predecessors, successors and assigns, and if any, its parent corporations, subsidiaries, divisions, related and affiliated companies and entities.

17.6        Restricted Period.  The Restricted Period is the Severance Period resulting from Executive’s termination due to Change of Control or termination without Cause.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the Effective Date.

THE COMPANY:		EXECUTIVE:
Kratos Government Solutions, Inc.

By:	/s/ Eric DeMarco	/s/ Richard Selvaggio
Name: Eric DeMarco		Richard Selvaggio
Title: President and CEO		Title: Division President, WSS
Date: August 4, 2010

Address for Notice:

4820 Eastgate Mall
San Diego, CA 92121
Attn:	President and CEO
Law Department